As filed with the Securities and Exchange Commission on December 7, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3D
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Metro Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1834776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3801 Paxton Street
Harrisburg, Pennsylvania 17111
888-937-0004

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Zody
Chief Financial Officer
Metro Bancorp, Inc.
3801 Paxton Street
Harrisburg, Pennsylvania 17111
888-937-0004

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Mary Alice Busby, Esq.
Mette, Evans & Woodside
3401 North Front Street
P.O. Box 5950
Harrisburg, Pennsylvania 17110-0950
(717) 232-5000

Approximate date of commencement of proposed sale to the public: Upon effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,

please check the following box. [X ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.[ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2), (3)
Common stock, $1.00 par value per share	500,000	$8.29	$4,145,000	$475.02

(1)
In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee. The price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the common stock on the NASDAQ Global Select Market on November 30, 2011.

(3)
Calculated in accordance with Rule 457(c) and Section 6(b) under the Securities Act of 1933. The fee of $465.28 that was previously paid in connection with the filing by the Registrant of Registration Statement No. 333-178291 filed on December 2, 2011 and subsequently withdrawn, is being used to offset the currently due fee of $475.02

Prospectus
METRO BANCORP, INC.
3801 Paxton Street
Harrisburg, Pennsylvania 17111
888-937-0004

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
___________________

This prospectus relates to 500,000 shares of $1.00 par value common stock of Metro Bancorp, Inc. (“Metro”) that will be issued under the Metro Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan as amended (the “Plan”). Our Board of Directors adopted this Plan on June 18, 1999 and subsequently amended the Plan. The Plan provides our shareholders with the following:

•	a simple and convenient method of investing cash dividends in additional shares of Metro's common stock; and

•
the opportunity to purchase additional shares of Metro's common stock by making voluntary cash payments of $100 to $10,000 per month (beginning January 1, 2012), this $10,000 maximum monthly purchase amount is a reduction from the $25,000 maximum monthly purchase amount previously permitted and is subject to change. See question 9.

Some of the significant features of the Plan are as follows:

•	participants do not have to pay trading fees or service charges on purchases made through the Plan;

•	holders of shares currently enrolled in Metro's Dividend Reinvestment and Stock Purchase Plan will automatically be enrolled in this amended Plan; and

•	participation in the Plan is entirely voluntary, and participants may terminate their participation at any time.

Metro cannot estimate the net proceeds it will receive from the sale of its common stock in connection with the Plan. The amount of the net proceeds which Metro will receive will depend upon the following:

•	the market price of Metro's common stock;

•	the extent of shareholder participation in the Plan;

•	whether the Plan Agent purchases the common stock from Metro or in the open market; and

•	other factors such as fees and expenses of operating the Plan.

The Plan Agent may purchase shares for the Plan directly from Metro or in the open market. If the Plan Agent purchases shares from Metro, Metro will receive all the proceeds of the sale. If the Plan Agent purchases shares for the Plan in the open market, Metro will receive none of the proceeds of the sale and Metro will pay any brokerage commissions and service charges. Whether the Plan Agent acquires these shares from Metro or in the open market, beginning January 1, 2012, the Plan Agent will pay the then current market price for the shares and consequently, Plan participants will purchase these shares at the then current market price. As of January 1, 2012, the 3% discount at which Plan participants previously purchased shares has been eliminated.

Our common stock is traded on the NASDAQ Global Select Market under the trading symbol “METR.” On December 6, 2011, the closing sale price of our common stock was $8.49 per share.

Investing in our common stock involves risks.  See “Risk Factors” on page 1 of this prospectus. You should carefully read and consider the risk factors described in this section and in the documents we incorporate by reference before you invest in our common stock.

These securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental entity.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

 The date of this prospectus is December 7, 2011.

------------------------------

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, commonly referred to as the “SEC,” under the Securities Act of 1933, as amended, referred to in this document as the “Securities Act.”   The registration statement and the exhibits filed with the registration statement relate to the shares of our common stock that we are offering under the Plan and provide additional information about Metro and the Plan.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and our common stock, please read the entire registration statement, including the exhibits, and the additional information described under “Documents Incorporated by Reference” on page 18.

Unless the context requires otherwise or unless otherwise noted, all references to “Metro,” the “Company,” “we,” “our,” or “us” refer collectively to Metro Bancorp, Inc. and its subsidiaries. References to “Dividend Reinvestment and Stock Purchase Plan” or the “Plan” mean the Metro Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended.

You should rely only on the information provided or incorporated by reference in this prospectus. We haven't authorized any person to give you any different information. If anyone provides you with different information, you should not rely on it. We are not offering to sell any of our shares of common stock in any state where the offer or sale is not allowed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date on any document that we incorporate by reference into this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the Plan fully, you should read this entire prospectus carefully before you decide to participate in the Plan.

The Company
Background
Metro Bancorp, Inc. is a Pennsylvania business corporation, which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  The Company was incorporated as Pennsylvania Commerce Bancorp, Inc. on April 23, 1999 and became an active bank holding company on July 1, 1999 through the acquisition of 100% of the outstanding shares of Commerce Bank/Harrisburg, N.A. The Company is a one-bank holding company head-quartered in Harrisburg, Pennsylvania and provides full banking services through its subsidiary Metro Bank. During the second quarter of 2009, Pennsylvania Commerce Bancorp, Inc. changed its name to Metro Bancorp, Inc. and its subsidiary bank, Commerce Bank/Harrisburg changed its name to Metro Bank. The entire Company was re-branded to Metro Bank.

Metro provides full banking services through its subsidiary, Metro Bank (the Bank). The Bank is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York, Pennsylvania. The Bank's services include seven-day banking, free checking, free instant-issue Visa check cards, credit cards, free interactive coin-counting machines, free online banking and 24/7 bank-by-phone. The Bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services.

In 2009, we completed a common stock offering of 6.88 million shares for net new capital proceeds of $77.8 million.  The majority of the proceeds of this offering were invested in the Bank.

Address and Telephone Number

Our principal executive offices are located at 3801 Paxton Street, Harrisburg, PA 17111, our telephone number is 1-888-937-0004 and our Internet address is mymetrobank.com.

Enrollment

If you are already a participant in the Plan, you need not do anything further; your participation will continue until terminated.

Record holders of Metro's equity securities can participate in the Plan by completing and submitting the Authorization Card, which is enclosed with this prospectus, to the Plan Agent, FMA Advisory, Inc., 1631 North Front Street, Harrisburg, PA 17102. Attn: Metro Bancorp, Inc. DRIP. See question 6.

If your shares of Metro's common stock are held in a brokerage account, you may either arrange for your broker to be a participant in the Plan or you may participate directly by transferring registration of some or all of your shares into your name so that you can become a shareholder of record. See question 5.

Reinvestment of Dividends
You can reinvest your cash dividends on all or a portion of your shares of Metro's common stock toward your purchase of additional shares of Metro common stock. See question 9.

Fractional Shares
If Metro pays dividends on our common stock, we will do so on both whole shares and fractional shares in the Plan and will credit your Plan account with dividends on both your whole and fractional shares. See questions 2 and 17.

Voluntary Cash Investments
After you are enrolled in the Plan, you may buy additional shares of Metro's common stock under the Plan. You can invest a minimum of $100 and a maximum of $10,000 per calendar month. This $10,000 maximum monthly payment amount is subject to change. See question 9. You can make an investment by check or money order drawn from a U.S. Bank in U.S. currency payable to “Metro Bancorp, Inc”. Please make sure to use the contribution form from your Plan statement and mail it to the address specified.

Fees and Purchase Price
You will not have to pay any trading fees or service charges for any shares of Metro's common stock purchased under the Plan. You will pay the then current market price for any shares of common stock purchased under the Plan. From the inception of the Plan, Metro's Board of Directors retained the discretion to change the discount at which Plan participants could purchase shares under the Plan. Beginning January 1, 2012, the Board will discontinue the 3% discount at which the common stock has been offered to Plan participants. The discount was from the market price of Metro's common stock.

Safekeeping of Certificates
You can deposit your Metro common stock certificates with the Plan Agent for safekeeping at no cost to you. This feature of the Plan applies whether or not you are having the dividends on deposited shares reinvested under the Plan. A certificate for your shares will be sent to you, free of charge, upon request. However, no certificate for fractional shares will be issued. See questions 11, 24 and 25.

Gifts and Transfers of Shares
You can give or transfer your shares of Metro's common stock to others.

Sell Shares Conveniently
If you choose to have the Plan Agent sell your Metro common stock held in your Plan account, you may incur:

•	a nominal fee to be deducted from the proceeds of the sale;

•	any applicable trading fees; and

•	any applicable stock transfer taxes.

•	Medallion Signature Guarantee may be required for sale requests of $10,000 or higher.

Timing and Control
Because the Plan Agent will sell the shares on behalf of the Plan, neither Metro nor the participant in the Plan has authority or power to control the timing or pricing of the shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of Metro common stock. That is, if you send in a request to sell shares, it is possible that the market price of Metro's common stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction.

Tracking Your Investment
The Plan Agent will send a monthly notice confirming the details of each purchase or sale you make. When you participate in the dividend reinvestment feature, you will receive a statement of your account. If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive a quarterly statement detailing the status of your holdings of Metro's common stock in your Plan account. See question 21.
The Plan

All shareholders of record of Metro may participate in the Plan and purchase shares of Metro common stock through dividend reinvestment or voluntary cash contributions. A beneficial owner of stock whose shares are registered in a name other than his or her own (e.g. in the name of a broker, bank or nominee) must become a shareholder of record by transferring shares into his or her own name (or arrange for the broker or nominee to become a participant in the Plan) in order to participate in the Plan.

The Plan is administered by FMA Advisory, Inc., who is referred to in this prospectus as the “Plan Agent.” The Plan Agent may purchase shares for the Plan directly from Metro or in the open market. If the Plan Agent purchases shares from Metro, the purchase will be at the then current market price and Metro will receive all the proceeds of the sale.

The Plan Agent will reinvest dividends and invest voluntary cash payments by Plan participants in additional shares of common stock in accordance with the investment option selected by participants. Additionally, the Plan Agent keeps records, sends statements of account to participants and performs other administrative duties relating to the Plan.

Shareholders may enroll in the Plan by completing and signing the Authorization Card accompanying this prospectus and returning it to:

FMA Advisory, Inc.
Attn: Metro Bancorp, Inc. DRIP
1631 North Front Street
Harrisburg, Pennsylvania 17102

RISK FACTORS

Investing in our common stock involves risks.  These risks are described under “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2010 and in Part II, Item 1A of our Form 10-Q for the quarter ending September 30, 2011. These documents were previously filed with the SEC and are incorporated by reference into this prospectus. We disclose risk factors in each annual report on Form 10-K and, if necessary, update these risk factors in our quarterly reports on Form 10-Q. See “Where You Can Find More Information” located on page 18 for information on how to obtain copies of these documents. You should carefully read and consider the risk factors described in these documents before you invest in our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the financial condition, liquidity, results of operations, future performance and business of Metro Bancorp, Inc. These forward-looking statements are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control).   The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved.  You should understand that various factors, in addition to those discussed elsewhere in this prospectus and in the documents referred to or incorporated by reference in this prospectus, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	the effects of and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
general economic or business conditions, either nationally, regionally or in the communities in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;

•
the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and other changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	changes in the Federal Deposit Insurance Corporation (FDIC) deposit fund and the associated premiums that banks pay to replenish the fund;

•	interest rate, market and monetary fluctuations;

•	unanticipated regulatory or judicial proceedings and liabilities and other costs;

•	compliance with laws and regulatory requirements of federal, state and local agencies;

•	our ability to continue to grow our business internally and through acquisitions and successful integration of new or acquired entities while controlling costs;

•	continued levels of loan quality and volume origination;

•	the adequacy of the allowance for loan losses;

•	deposit flows;

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	the ability to hedge certain risks economically;

•	the loss of certain key officers;

•	changes in accounting principles, policies and guidelines;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	rapidly changing technology;

•	continued relationships with major customers;

•	effect of terrorist attacks and threats of actual war;

•	compliance with the April 29, 2010 consent order may result in increased noninterest expenses;

•	expenses associated with modifications we are making to our logos in response to the Members 1st litigation and dismissal order;

•	other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and

•	our success at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these factors or any of our forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us except as required by applicable law.

DESCRIPTION OF THE METRO BANCORP, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The original Dividend Reinvestment and Stock Purchase Plan was adopted by the Board of Directors of Metro in June 1999, became effective in September 1999 and has been subsequently amended by Metro's Board of Directors. The following questions and answers constitute a description of Metro's Dividend Reinvestment and Stock Purchase Plan, as amended. Under the Plan, Metro will sell, and holders of Metro's common stock may purchase, shares of common stock through the automatic reinvestment of cash dividends paid on shares of common stock and with voluntary cash payments.

Purpose

l.    What is the purpose of the Plan?

The primary purpose of the Plan is to provide shareholders of Metro with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of Metro's common stock without paying any service charges or brokerage commissions.

Advantages

2.    What are the advantages of the Plan?

Plan participants may have the cash dividends (when declared) on their shares of common stock credited to their plan account automatically reinvested in additional shares of Metro's common stock without payment of any service charges or brokerage commissions.

Participants may also invest in additional shares of Metro common stock without payment of any service charges or brokerage commissions by making voluntary cash payments to their accounts within specified limits.

Metro pays all of the administrative costs of the Plan and all commissions payable in connection with the purchase of shares for the Plan. Fractional shares, as well as whole shares, are credited to participants' accounts. Fractional shares earn dividends just like whole shares. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares that will be credited to participant's plan accounts.

Another advantage of the Plan is that the Plan offers free custodial and record keeping services. This free service allows participants to avoid cumbersome safekeeping and record keeping costs. If you avail yourself of this service, the Plan Agent will provide you with regular statements of your account. See question 21.

Possible Disadvantages

3.    What are possible disadvantages of the Plan?

No interest will be paid by Metro or the Plan Agent on cash dividends or voluntary cash payments held pending reinvestment or investment. See question 13. In addition, optional cash payments of less than $100 and that portion of any optional cash payments that exceeds the maximum monthly purchase limit of $10,000 are subject to return to the participant without interest. This $10,000 maximum monthly payment amount is subject to change. See question 9.

With respect to shares acquired from Metro, the actual number of shares to be issued to the participant or the participant's Plan account will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period, participants will not know the actual price per share or the number of shares they have purchased. See question 16.

With respect to shares acquired from Metro, the market price at which the shares are purchased may exceed the price at which shares of the common stock are trading on the investment date (on or about the last business day of each calendar month; see questions 7 and 18) when the shares are issued or thereafter. The trading price on the investment date generally governs the amount of taxable income to shareholders. See questions 32 and 33.

Because the Plan Agent must receive optional cash payments by the Optional Cash Payment Due Date (as defined in question 7), such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. See questions 15 through 18.

Administration

4.    Who administers the Plan and what does the administrator do?

The Plan is administered by the Plan Agent, FMA Advisory, Inc. Contact information for the Plan Agent is listed in question 6 below and elsewhere in this prospectus. The Plan Agent purchases Metro common stock for the Plan and automatically reinvests dividends and invests voluntary cash payments in additional shares of Metro common stock in accordance with the investment option selected by participants. Prior to the purchase of common stock with participants' voluntary cash payments, the Plan Agent holds the funds in trust for the participants' accounts. Additionally, the Plan Agent holds the shares of common stock for those participants who avail themselves of the Plan's free safekeeping services, keeps records of transactions for each participant's account, sends statements of account to participants and performs other administrative duties relating to the Plan. From time to time, the Plan Agent may delegate the task of purchasing common stock for the Plan to an independent purchasing agent.

In its discretion, Metro may appoint a new administrator for the Plan at any time. See question 41.

Participation

5.    Who is eligible to participate in the Plan?

All record holders of Metro's common stock are eligible to participate in the Plan. Beneficial owners of stock whose shares are registered in a name other than their own (e.g. in the name of a broker, bank or nominee) must either make arrangements for the broker, bank or nominee to become a participant in the Plan, or must become shareholders of record by having all or a part of their shares transferred into their own name in order to participate in the Plan. To have shares which are beneficially owned re-registered in the shareholder's name, a shareholder must request his or her broker, bank or nominee to send the shareholder a certificate representing those shares.

If you are already a participant in the Plan, you need not do anything further, your participation will continue until terminated.

The Plan is intended for the benefit of long-term investors, and not for the benefit of individuals or institutions that engage in short-term trading activities that could cause aberrations in the composite trading volume of Metro's common stock. Metro reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of common stock in order to eliminate practices that are not consistent with the purposes of the Plan.

6.    How do I enroll in the Plan?

If you are a registered holder of Metro common stock, you may enroll in the Plan by completing and signing the Authorization Card that is enclosed with this prospectus and returning it to:

FMA Advisory, Inc.
1631 North Front Street
Harrisburg, Pennsylvania 17102
Attn: Metro Bancorp, Inc. DRIP

Additional Authorization Cards may be obtained at any time by written request to the Plan Agent at the address above or by telephone at 717-232-8850 from 8:00 a.m. to 5:00 p.m. Eastern Standard Time, Monday through Friday (except holidays). You may also contact the Plan Agent on-line at www.fma-advisory.com. Please include a reference to the Metro Dividend Reinvestment and Stock Purchase Plan in all correspondence.

7.    When may I enroll in the Plan?

If you are a registered holder of Metro common stock, you may enroll in the Plan at any time. If you desire to reinvest any dividends that Metro pays, your Authorization Card must be received by the Plan Agent on or prior to two (2) business days before the record date established for a particular dividend. Reinvestment will commence with that dividend. If your Authorization Card is received after the record date established for a particular dividend, reinvestment of your dividends will begin with the next cash dividend paid if you are still a holder of record of Metro common stock.

If you desire to purchase additional shares of Metro common stock through voluntary cash payments, your Authorization Card must be received by the Plan Agent on or prior to three (3) business days before the investment date for the month that you desire to purchase shares. See questions 12 and 13.

The investment date is the date on which shares are purchased with reinvested dividends or with voluntary cash payments. The investment date for voluntary cash payments is on or about the last business day of each month. Shareholders may purchase shares in the Plan each month.

8.    May I enroll as to some, but not all, of my shares held of record?

Yes. You may enroll in the Plan as to some, but not all of your shares of Metro common stock that you own of record.

9.    What are my investment options under the Plan?

The Plan permits the following options with respect to the reinvestment of dividends:

(a) Full dividend reinvestment - directs the investment in accordance with the Plan of all of the cash dividends paid on all of the shares of Metro common stock that you currently have registered or that you subsequently register in your name.
(b) Partial dividend reinvestment - directs the investment in accordance with the Plan of the cash dividends on a specified number of shares of Metro common stock registered in your name. With this option, you must specify the number of shares for which you desire reinvestment in the appropriate space on the Authorization Card. Only the number of shares that you specify on the Authorization Card would constitute your initial Plan account. Any other shares that you own at the time of your enrollment would not be in your Plan account and any dividends on the shares that are not part of your account would be paid to you directly by check or automatic deposit to a bank account that you designate. Any shares of Metro common stock purchased by the Plan Agent for your account, whether through reinvested dividends or with voluntary cash contributions would become part of your account and any dividends on those shares would also be reinvested under this option.
You may select either of the above investment options for your common stock. If you return a properly executed Authorization Card without electing one of the dividend reinvestment options described, you will be enrolled in the Plan as having selected the full dividend reinvestment option.

Both of these investment options permit you to make voluntary cash payments for the purchase of additional shares in accordance with the Plan. You may make optional cash payments of not less than $100 and not more than $10,000 per month beginning January 1, 2012. The $10,000 maximum monthly purchase, a reduction from the $25,000 maximum monthly purchase amount previously permitted, is subject to increase or decrease as determined by Metro's Board of Directors.

You are not permitted under the Plan to elect to only purchase additional shares of Metro common stock with voluntary cash payments under the Plan. Participation in the Plan is limited to shareholders who direct the Plan Agent to reinvest dividends on shares of common stock held on record by them. Once enrolled, you may elect to make voluntary cash payments up to $10,000 a month for the purchase of common stock, even if Metro has not declared the payment of any cash dividend.

10.    How may I change my investment option under the Plan?

You may change your investment option or modify the number of shares designated under the partial dividend reinvestment option at any time by completing a new Authorization Card and returning it to the Plan Agent. If the Authorization Card is received at least two (2) business days prior to the record date, the change will become effective as of the dividend record date following the date the Authorization Card is received by the Plan Agent.

If you desire to receive directly the cash dividends on any shares of common stock credited to your Plan account, you must withdraw those shares from the Plan account. Depending on your initial dividend reinvestment option, it may be necessary to also submit a new Authorization Card to the Plan Agent to either elect the partial dividend reinvestment option or modify your partial dividend reinvestment option.

11.    Will the shares of common stock I purchase through reinvestment of dividends and with voluntary cash payments be registered in my name?

No. Common stock purchased with reinvested dividends and with voluntary cash payments (and shares of common stock deposited with the Plan Agent for safekeeping) will be held by the Plan Agent in its name or in the name of its nominee for your account. Cash dividends on all of the shares of common stock credited to your Plan account (whether the related share certificates are held by the Plan Agent or by you) will be reinvested in accordance with the Plan.

Voluntary Cash Payments

12.    How do I make voluntary cash payments to the Plan?

You may make voluntary cash payments to the Plan of not less than $100 and not more than $10,000 each monthly investment period. The investment date for purchases with voluntary cash payments will be on or about the last business day of each calendar month. You are not required to invest the same amount each monthly period. In fact, you are not obligated to make any voluntary cash payments.

A voluntary cash payment may be made by forwarding a check or money order, payable to Metro Bancorp, Inc., along with a completed Authorization Card when enrolling. After you have enrolled in the Plan, you may make a voluntary cash payment by sending a check or money order along with the payment form that you will find attached to your statement of account. Please do not send cash.

For investment of a voluntary cash payment to occur on a particular investment date, the Plan Agent must receive the payment on or before three (3) business days prior to the investment date (on or about the last business day of each calendar month). Checks or other drafts must clear prior to the investment date on which the investment is to be made. You should allow sufficient time for your check or draft to clear.
In its discretion, our Board of Directors may add other methods of payment, such as wire transfers or authorized automatic deductions from bank deposit accounts. Plan participants will be notified when other payment methods become available.

13.    How will voluntary cash payments be used?

The Plan Agent will apply each voluntary cash payment to the purchase of common stock for the account of that participant on the next investment date. A voluntary cash payment will not be deemed to have been made by a participant or received by the Plan Agent until such funds are actually collected. Interest will not be paid on voluntary cash payments. For this reason, it is to the participant's benefit to mail payments so that they are received by the Plan Agent prior to, but as close as possible to, three (3) business days prior to the investment date.

14.    May voluntary cash payments be returned to a participant?

Yes. Voluntary cash payments will be returned to a participant upon written request to the Plan Agent, so long as the request is received no later than two business days prior to the next scheduled investment date (on or about the last business day of each calendar month).

Purchases of Common Stock for the Plan

15.    What is the source of the stock purchased under the Plan?

The Plan Agent may purchase stock directly from Metro, purchase the stock in the open market or use a combination of these sources. Shares purchased from Metro will be either authorized but unissued shares or shares held in the treasury of Metro. If Metro, in its sole discretion, determines that the Plan Agent should acquire shares in the open market (rather than directly from Metro) or if newly issued or treasury shares are not available, the Plan Agent will arrange for the purchase of shares in the open market with cash dividends and voluntary cash payments. Purchases of shares in the open market will be affected through brokerage transactions and may include situations in which the broker is selling as a principal or an agent. Shares will be acquired in the open market with cash dividends and voluntary cash payments at the times described in question 18.

In making purchases for a participant's account in the open market, the Plan Agent may commingle the participant's funds with those of other shareholders participating in the Plan. The price at which the Plan Agent shall be deemed to have acquired shares for a participant's account shall be the average price of all shares purchased by it as agent on the relevant investment date for all participants in the Plan.

l6.    How will the price of shares that I purchase under the Plan be determined?

The shares of Metro common stock acquired through the Plan directly from Metro, whether issued by Metro out of legally authorized but unissued shares of common stock or out of treasury shares will be purchased by the Plan Agent for participants at the average of the high and low sale prices of Metro's common stock as reported on the NASDAQ Global Select Market on the trading day immediately preceding the investment date or the closest preceding date if there are no high and low sale prices available on that date. In the unlikely event of there being no high and low sale prices available for the common stock for the 10 trading days preceding the applicable investment date, then our Board of Directors will make a determination of the purchase price on the basis of information which it determines best reflects the current market value. See questions 7 and 18.

The purchase price for shares of Metro common stock acquired through the Plan in the open market shall be the weighted average purchase price of all shares purchased for the Plan in the open market on the relevant investment date.

We refer to the average price described in this question as the "current market price".

l7.    How many shares will the Plan Agent purchase for a participant in the Plan?

The number of shares that the Plan Agent will purchase for a participant will depend on the amount of the participant's dividend and/or voluntary cash payment, if any, and the price of the shares. The Plan Agent will credit each participant's account with the number of whole and fractional shares equal to the amount that the participant invests divided by the applicable purchase price. Fractional shares shall be calculated to four (4) decimal places.

18.    When will the Plan Agent purchase shares for Plan participants?

The investment date for purchases of common stock directly from Metro with reinvested dividends will be the payment date of a particular dividend if that day is a trading day, or the first trading day following a dividend payment date if the payment date is not a trading day.

The investment date for purchases of common stock directly from Metro with voluntary cash payments will be on or about the last business day of every calendar month. Voluntary cash payments must be received by the Plan Agent at least three (3) business days prior to the investment date. Checks or other drafts must clear prior to the investment date on which the investment is to be made. Participants should allow sufficient time for checks and drafts to clear.

The Plan Agent may make purchases of common stock on the open market over one or more trading days and will commence such purchases on the same days as specified above for purchases made directly from Metro. For a number of reasons, including observance of the rules and regulations of the Securities and Exchange Commission requiring temporary curtailment or suspension of purchases, it is possible that the whole amount of funds available in a participant's account might not be applied to the purchase of shares on or before the next ensuing investment date. Neither Metro nor the Plan Agent shall be liable to any shareholder when these types of conditions prevent the purchase of shares or interfere with the timing of purchases.

Dividends

19.    How will dividends be paid on shares held by the Plan Agent?

The declaration of dividend payments is entirely within the discretion of our Board of Directors.

As record holder of the shares held in participants' accounts under the Plan, the Plan Agent will receive any dividends declared on all such shares held on each dividend record date, credit dividends to participants' accounts on the basis of whole or fractional shares held in each account, and automatically reinvest cash dividends in additional shares of Metro's common stock in accordance with the option you have selected.

Costs

20.    What are the costs to a participant in the Plan?

Participants incur no service charges or brokerage commissions for purchases made under the Plan. All costs of administration of the Plan are paid by Metro. However, participants are responsible for the costs, if assessed, associated with any sales of common stock held in their account. Participants who request that the Plan Agent sell all or any portion of their shares may be required to pay a nominal fee per transaction to the Plan Agent, any related brokerage commissions and applicable stock transfer taxes. The Plan Agent will deduct the applicable fees from the sales proceeds.

Accounts and Reports to Participants

21.    What kind of accounts are maintained for participants and what reports will be sent to participants in the Plan?

The Plan Agent maintains a separate account for each participant. All shares purchased for a participant under the Plan will be credited to the participant's account. The Plan Agent will mail to each participant a statement of account confirming purchases of shares as soon as practicable after purchases are made for a participant's Plan account. A statement of dividend income will also be provided. All statements of account should be retained for income tax purposes.

Participants may also access statements on-line at http://www.fma-advisory.com. A user name and password may be obtained by contacting the Plan Agent.

In addition to the statements of account, each participant will receive either by mail or electronically, copies of Metro's annual report on Form 10-K and proxy statements for all meetings of Metro's shareholders.

Certificates for Shares

22.    Will Metro issue stock certificates for shares purchased under the Plan?

No. All shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee, as agent for the participants. Certificates for these shares will not be issued to participants until the participant makes a written request to the Plan Agent for a stock certificate or terminates the account. Within 15 days of a participant's signed written request to the Plan Agent, the Plan Agent will issue a certificate for any number of whole shares. Any remaining whole or fractional shares will continue to be held by the Plan Agent as the agent for the participant. Certificates for fractional shares will not be issued under any circumstances.

A participant's written request to the Plan Agent for stock certificates to be issued in the participant's name will not be treated as a withdrawal of those shares from the participant's Plan account unless (a) the request is accompanied by a new Authorization Card specifying a change in the number of shares to be reinvested or (b) the request is made in conjunction with a participant's termination of participation in the Plan.

23.    When stock certificates are issued, in whose name will they be registered?

Accounts under the Plan are maintained in the names of the registered stock certificate holders when the holders enroll in the Plan. Certificates for whole shares, when issued at the request of participants, will be registered in the same names. However, even after the Plan Agent has issued certificates to a participant for some or all of the whole shares held in his or her plan account, cash dividends on all shares credited to a participant's plan account will continue to be reinvested in additional common stock pursuant to the Plan.

If a participant has some or all of his or her shares held re-registered in another name (because of a sale or gift of these shares, for example), dividends on the re-registered shares will not continue to be reinvested in additional common stock under the Plan. Dividends on the re-registered shares will be reinvested in additional common stock under the Plan only if the new record owner elects to become a participant.

See question 28 for information concerning the effect on a participant's plan account if the participant sells or transfers common stock certificates registered in his or her name.

Shares credited to the account of a participant may not be pledged or assigned and any such purported pledge or assignment is void. A participant who wishes to pledge or assign such shares must first request that the Plan Agent issue certificates for such shares.

24.    May I deposit my stock certificate with the Plan Agent for safekeeping?

Yes. You may deposit certificates representing your shares of common stock with the Plan Agent for safekeeping at no charge. You are encouraged, but not required, to deposit your common stock share certificates with the Plan Agent upon your initial election to participate in the Plan. Your certificates must be accompanied by a written request that your shares be added to your Plan account. The cash dividends received on all shares of common stock held in your Plan account will be reinvested in additional shares of common stock as provided in the Plan.

25.    How may I send my share certificates or other documents to the Plan Agent?

The method of delivery of share certificates and other documents to the Plan Agent is at your election and risk. If your method of delivery is by mail, Metro recommends that you use registered mail with return receipt requested and that you properly insure the mail.

Certificates should be mailed to:

FMA Advisory, Inc.
Attn: Metro Bancorp, Inc. DRIP
1631 North Front Street
Harrisburg, Pennsylvania 17102
(717) 232-8850

Termination of Participation in the Plan/Withdrawal of Shares

26.    How do I terminate participation in the Plan or withdraw shares from the Plan?

You may terminate participation in the Plan at any time by notifying the Plan Agent in writing at least three (3) full business days before the next dividend record date. In the event the Plan Agent does not receive written notice of termination by that time, shares will be purchased for your account with the related cash dividend and your participation in the Plan will not terminate until after that dividend has been reinvested. Because the requirements for proper notice of the death of the holder of a Plan account which is registered solely to that holder vary greatly, depending on the state of residence of the participant and form of registration of the participant's Plan account, the Plan Agent should be contacted at the address or phone number set forth in the response to question 25 in the event of a participant's death.

Upon termination by reason of notice of a participant's death or an adjudication of incompetency, the participant's shares held by the Plan Agent and any cash dividends thereafter received by the Plan Agent on behalf of the participant will be retained by the Plan Agent until that participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Agent of the legal representative's right to receive the share certificate and/or payment. No interest will be paid by either Metro or the Plan Agent on any dividends retained by the Plan Agent during any such period of time.

You may withdraw a portion of the shares of common stock credited to your account by giving notice to that effect to the Plan Agent and specifying in the notice the number of whole shares you want to withdraw from participation in the Plan. This notice should be accompanied by a new Authorization Card designating the partial dividend reinvestment option and specifying the number of shares for which you desire to have cash dividends reinvested in accordance with the Plan. You may not withdraw fractional shares. If you terminate participation in the Plan, you will be paid the cash equivalent for any fractional share. The Plan Agent will send you a statement of account and a certificate representing the withdrawn shares.

27.    What will I receive if I terminate my participation in the Plan?

If you elect to terminate participation in the Plan, the Plan Agent will send you a stock certificate representing the whole shares of common stock held by the Plan Agent in your Plan account and a check for the cash equivalent of any fractional share of common stock less related sales fees, if any.

You may instruct the Plan Agent to sell your shares and send you a check for the full amount of shares in your account, including the fractional shares, less related brokerage commissions and taxes, if any. The cash amount that you will be paid will be based on the current market price of the common stock on the day that the account is terminated by the Plan Agent.

If at any time you do not own at least one share directly, the Plan Agent may, if instructed by Metro, terminate your Plan account, sell the fractional share and send you the sale proceeds, less related brokerage commissions and taxes, if any.

Other Information

28.    What happens if I sell or transfer some (but not all) of the shares registered in my name?

(a) Full Dividend Reinvestment
If you are reinvesting the cash dividends on all of the shares registered in your name and you dispose of a portion of those shares, the Plan Agent will continue to reinvest the dividends on the remainder of the shares registered in your name.

(b) Partial Dividend Reinvestment

If you have directed the Plan Agent to pay cash dividends to you on some shares and to reinvest dividends on the remainder of your shares, and you dispose of a portion of your shares, you should provide new written instructions to the Plan Agent on how to handle your account. If you do not provide the Plan Agent with new instructions, the Plan Agent may, in its discretion, either (i) pay cash dividends on all of your shares or (ii) continue to reinvest dividends on the number of shares, if any, that you own for which you have requested the dividends to be reinvested.

If you dispose of shares and after the disposition, you do not hold at least one whole share in your account, the Plan Agent may, if instructed by Metro, terminate your Plan account, sell the fractional share and send you the sale proceeds, less related brokerage commissions and taxes, if any.

29.    What happens if Metro pays a dividend in stock or splits its shares?

Any shares of Metro's common stock issued in connection with a stock split or stock dividend with respect to shares credited to your Plan account will be added to your account.

As soon as practicable after the payment of a stock dividend or a stock split, the Plan Agent will send each participant a statement which will state the number of shares of common stock credited to each participant's account under the Plan as a result of the stock dividend or stock split. You may receive a certificate for such shares (other than fractional shares) at any time by sending a written request to the Plan Agent.

30.    If Metro has a common stock rights offering or otherwise makes securities available to its shareholders, how will the rights offering with respect to shares held in Plan accounts be handled?

Warrants or other written instruments representing the rights offered with respect to the whole shares of common stock credited to the Plan account of a participant will be mailed directly to the participant in the same manner as the warrants or other written instruments are mailed to shareholders of record who do not participate in the Plan.

31.    How will my shares be voted at shareholder meetings?

You will receive two separate proxy cards, one covering the aggregate number of shares held of record by you and one covering the aggregate number of shares held by the Plan Agent in its name on your behalf. If you return the properly signed proxy cards to Metro and do not revoke either proxy prior to the time votes are cast at the meeting, your shares will be voted as you direct on the proxy cards. If you return the properly signed proxy cards, but fail to give instructions as to the manner your shares are to be voted with respect to any item thereon, your shares will be voted in accordance with the recommendations of Metro's management. If you do not return the proxy cards, or if you return the proxy cards unexecuted or improperly executed, your shares will not be voted unless you or your duly appointed representative votes in person at the shareholder meeting.

Federal Income Tax Consequences

32.    In general, what are the Federal income tax consequences of participation in the Plan?

The following summary is based upon the federal income tax laws as of the date of this prospectus. It is important for participants to consult their own tax adviser to determine their particular tax consequences, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The discussion does not deal with particular types of participants that are subject to special tax treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker dealers; nor does it deal with participants who are not United States persons.

The following summary assumes that the shares purchased by Plan participants, whether through reinvestment of dividends or with voluntary cash payments, will be purchased by the Plan Agent from Metro.

A participant in the Plan will be treated for Federal income tax purposes as having received, on each dividend payment date, a dividend in an amount equal to the fair market value on such dividend payment date of the shares acquired with reinvested dividends for the participant's account. For Federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to the mean of the highest and lowest quoted selling price, or if such information is not available, the mean of the bid and the asked price for shares on the dividend payment date. The tax basis of shares acquired with reinvested dividends will equal the fair market value of such shares on the dividend payment date. A corporate shareholder participating in the Plan may be entitled to deduct a portion of the amount deemed received as a dividend.

When a participant purchases shares with voluntary cash payments, the tax basis of such shares will equal the participant's voluntary cash payment.

The Internal Revenue Service (“IRS”) may take the position that any service fee paid by Metro to the Plan Agent on behalf of the Plan participants is an additional distribution, taxable as dividend income, to such participants. In the event the IRS asserts this position, those participants who itemize deductions on their federal income tax returns may be entitled to deduct the amount of the service fee attributable to their account as a miscellaneous itemized deduction, subject to applicable limitations.

33.    How are gains and losses on stock sales determined?

A participant will recognize a gain or loss when the participant sells or exchanges shares received by the participant after withdrawal of such shares from the Plan or upon the termination of the Plan. The amount of the gain or loss will be the difference between the amount that the participant receives for the shares and the participant's tax basis in such shares (see question 32 with respect to the tax basis).
A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's account, either upon the participant's request for a certificate for certain of those shares or upon withdrawal from or termination of the Plan. Upon withdrawal from or termination of the Plan, a participant will also receive a cash payment in lieu of any fractional share equivalent credited to the participant's account. This payment will be treated as an amount realized from the sale of the fractional share equivalent, and the participant will recognize a gain or loss equal to the difference between the amount received for the fractional share equivalent and the participant's tax basis in such fractional share.

For purposes of determining a gain or loss on a sale of shares, a participant's holding period for shares acquired pursuant to the Plan will begin the day following the date the shares are acquired for the participant's account.

34.    Will Metro withhold any taxes from any dividend payments?

Under Section 3406(a)(1) of the Internal Revenue Code, Metro is required to withhold a percentage of all dividend payments to a shareholder for United States income tax purposes if (i) such shareholder has failed to furnish to Metro his or her taxpayer identification number ("TIN"); which for an individual is his or her Social Security number; (ii) the IRS has notified Metro that the TIN furnished by the shareholder is incorrect; (iii) the IRS notifies Metro that back-up withholding should be commenced because the shareholder has failed to report interest or dividends properly, or (iv) the shareholder has failed to submit the information and certification necessary to certify, under penalties of perjury, that he or she is not subject to back-up withholding. The percentage of tax will be determined at the time the failure to submit information occurs.

In the case of (i) foreign shareholders who participate in the Plan and whose dividends are subject to United States income tax withholding; and (ii) other shareholders who are subject to back-up withholding under Section 3406(a)(1) of the Internal Revenue Code as described in the preceding paragraph, the Plan Agent will invest in shares of common stock an amount equal to the dividends payable to such participants less the amount of tax required to be withheld. The full amount of the dividends will be recognized as taxable income, without reduction for the amount of tax required to be withheld. The monthly statements confirming purchases made for such participants will indicate the net payment reinvested.

The foregoing discussion is based on the assumption that shares are purchased directly from Metro. If the shares are purchased in the open market, the federal tax consequences would generally be the same. However, the payment of brokerage commissions and any other fees paid by Metro in connection with the purchase of shares in the open market may be treated as additional dividend income to participants, in which case the amount of such commissions and fees would not be deductible, but would increase the basis in the applicable shares.

Each participant should consult his or her own tax advisor to determine the particular tax consequences, including state tax consequences (which will vary from state to state), that may result from participation in the Plan and a subsequent disposal of shares acquired pursuant to the Plan.

General

35.    What are the liabilities of the Plan Agent and Metro under the Plan?

The Plan Agent (or its nominees) and Metro shall not be liable under the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim or liability (a) arising out of any such act or omission to act which occurs prior to the termination of participation and (b) with respect to the prices at which shares are purchased or sold for the participant's account and the times such purchases or sales are made.

Participants should recognize that neither Metro nor the Plan Agent can assure participants of profits, or protect participants against losses, on shares purchased and/or held under the Plan.

The Plan Agent (or its nominees) and Metro shall have no duties, responsibilities or liabilities except as are expressly set forth in the Plan.

Shareholders are cautioned that this prospectus does not represent a change in Metro's dividend policy or a guarantee of future dividends, which will continue to depend upon Metro's earnings, financial requirements, governmental regulations and other factors. The Plan Agent has no responsibility with respect to the preparation and contents of this prospectus.

36.    Can Metro terminate the Plan or a participant's interest in the Plan or modify the Plan?

Yes. Metro may terminate the Plan or a participant's interest in the Plan upon not less than thirty (30) calendar days prior notice in writing mailed to the participant. In such event, the Plan Agent will follow the procedures for termination set forth in question 26. Metro reserves the right to interpret and make modifications in the Plan. Any suspension, termination or modification will be promptly announced to affected participants.

37.    What happens if the Plan cannot acquire shares?

If Metro determines not to make newly issued or treasury shares available for purchase pursuant to the Plan and in the event that applicable law or the closing of securities markets requires the temporary curtailment or suspension of open market purchases of shares under the Plan, the Plan Agent is not accountable for the inability of the Plan to acquire shares at such times. If shares are not available for a period longer than thirty (30) calendar days, the Plan Agent will promptly mail to the affected participants checks (without any interest earned thereon) payable to the respective participants' order in the amount of any unapplied funds in the participants' accounts.

38.    When does a participant obtain rights in shares acquired under the Plan?

A participant will acquire rights to dividends or other benefits of stock ownership with respect to shares acquired under the Plan on the date shares are actually purchased for his or her account.

39.    Where should participants send correspondence regarding the Plan?

Any notice, instruction, request or election which the Plan requires or permits to be given or made by the participant to the Plan Agent shall be in writing, signed by the participant and addressed to:

FMA Advisory, Inc.
Attn: Metro Bancorp, Inc. DRIP
1631 North Front Street
Harrisburg, Pennsylvania 17102

40.    What is considered sufficient notice to a participant?

Any notice or certificate which the Plan requires the Plan Agent to give to a participant will be in writing and will be deemed to have been sufficiently given for all purposes if it is deposited by first class mail, postage prepaid, in a post office letter box, addressed to the participant at the last address appearing on the Plan Agent's records.

41.    Can successor Plan Agents be named?

Yes. Upon not less than thirty (30) calendar days' prior written notice to participants, Metro may terminate the Plan Agent at any time and may designate a successor Plan Agent for all or a part of the Plan Agent's functions under the Plan. If Metro does so, references in this prospectus to the Plan Agent shall be deemed to be references to the successor Plan Agent, unless the context requires otherwise.

The Plan Agent may resign at any time upon not less than thirty (30) calendar days' prior written notice to Metro and the resignation will be effective as soon as a successor Plan Agent is named. Metro will endeavor to name a successor Plan Agent as soon as practicable.

42.    What law governs the Plan?

The terms and conditions of the Plan and its operation are governed primarily by the laws of the Commonwealth of Pennsylvania. Federal law may also apply to the Plan.

43.    Who bears the risk of fluctuations in the market price of common stock?

A participant's investment in common stock held in a Plan account is no different with regard to market risk than an investment in common stock held by shareholders who do not participate in the Plan. A participant bears the risk of loss (and receives any benefit of gain) occurring by reason of fluctuations in the market price of common stock held in his or her Plan account.

44.    Are there any restrictions on the sale of shares acquired by participants under the Plan?

As a general matter, persons who are not “affiliates” of Metro are free to sell common stock acquired under the Plan at any time.

Persons who are “affiliates” of Metro, as that term is defined in Rule 405 promulgated by the SEC under the Securities Act, may not publicly sell shares acquired under the Plan except pursuant to SEC Rule 144 or pursuant to an effective registration statement. Rule 405 defines an “affiliate” as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Metro. Directors and executive officers of Metro are generally deemed to be affiliates of Metro under this definition. Metro has no present intention of filing a registration statement which would permit affiliates to sell the common stock they acquire under the Plan.

USE OF PROCEEDS

Metro is unable to predict the number of shares of stock that will be purchased from Metro under the Plan or the prices at which the shares will be purchased. The Plan Agent may purchase shares from Metro or in the open market.

Metro presently intends to add the net proceeds from the sales of newly issued shares pursuant to the Plan, after deducting expenses in connection with the plan, to Metro's working capital. These proceeds will be used for general corporate purposes including, without limitation, contributing all or a significant portion of the proceeds to Metro's banking subsidiary, Metro Bank. Metro can not estimate the amount of proceeds which will be devoted to any specific purpose. It is possible, however, that some or all of such proceeds may be used, directly or indirectly now or in the future, in connection with permissible expansion of the business activities conducted by Metro Bank or Metro. Proceeds of the offering are expected to strengthen Metro's capital structure, facilitating possible future expansion of business activities. Metro will not receive any proceeds from open market purchases of shares by the Plan.

INDEMNIFICATION

Pursuant to Pennsylvania law, a corporation, such as Metro, may indemnify its directors, officers, employees and agents against liabilities and expenses such individuals may incur. Metro's articles of incorporation provide that Metro shall, to the fullest extent permitted by applicable law, indemnify persons for liability which may arise with respect to such person while in the performance of duties to Metro. Metro's bylaws specifically permit indemnification of directors, officers and employees of Metro, both with respect to actions brought by third parties and with respect to derivative actions brought on behalf of Metro itself. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Metro pursuant to the foregoing provisions, Metro has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any documents we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, our filings with the SEC are available to the public through the SEC's Internet site at http://www.sec.gov.  Information about us is also available on our website at http://www.mymetrobank.com.  This URL and the SEC's URL above are intended to be inactive textual references only.  The information on our or the SEC's website is not part of this prospectus.

This prospectus is part of a registration statement we filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and in the exhibits to the registration statement. For further information concerning us and our common stock, you should read the entire registration statement and the additional information described under “Documents Incorporated by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

SEC rules allow us to incorporate by reference into this prospectus some of the information we file with the SEC.  To “incorporate by reference” means that we can disclose important information to you by referring you to another document.  Any information referred to in this way is considered part of this prospectus from the date we file that document with the SEC.  Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed (File No. 0-50961) with the SEC (other than, in each case, information deemed to have been furnished but not filed in accordance with the SEC rules):

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

Our Current Reports on Form 8-K filed on February 24, 2011, March 3, 2011, March 28, 2011, May 6, 2011, May 25, 2011, June 17, 2011, July 14, 2011, July 28, 2011, September 21, 2011 (Form 8-K/A, amending Form 8-K filed on May 25, 2011) and October 25, 2011; and

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 28, 2004, including any amendments or reports filed for the purpose of updating such description.

Each document filed (but not information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted to be furnished rather than filed by SEC rules and regulations) subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.   Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Metro will forward without charge to each person to whom this prospectus is delivered, on written or oral request, a copy of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such document). Requests should be directed to Shareholder Relations at 3801 Paxton Street Harrisburg, Pennsylvania 17111, phone 717-412-6301.

LEGAL MATTERS

The legality of the shares of common stock offered hereby will be passed upon for Metro by Mette, Evans & Woodside. As of November 30, 2011 attorneys of Mette, Evans & Woodside beneficially owned (pursuant to Rule 13d-3 of the Exchange Act) approximately 289,000 shares of Metro common stock. Howell Mette, a shareholder and employee of Mette, Evans & Woodside, is a director of Metro.

EXPERTS

Metro Bancorp, Inc.'s consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 incorporated by reference in this prospectus and in the registration statement have been so incorporated by reference in reliance upon the reports of ParenteBeard LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
[Rest of Page Intentionally Left Blank]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14

Other expenses of issuance and distribution.

The following is an estimate of all expenses expected to be incurred by the Registrant in connection with the issuance and distribution of the securities registered hereby:

SEC Registration Fees	$ ____________ *
Transfer Agents Fees	$ ____________ **
Costs of Printing	$ ____________ **
Legal Fees	$ ____________ **
Accounting Fees	$ ____________ **
TOTAL	$ ____________
* Actual
** Estimated

Metro has not paid a premium on any policy obtained in connection with the offering and sale of the securities registered herein which insures or indemnifies directors or officers against any liabilities they may incur in connection with the registration, offering or sale of such securities. However, Metro does maintain directors and officers liability insurance, of which the current policy is effective through June 30, 2013. This is a claims made policy insuring Metro and its directors, officers and employees against losses and claims arising from the "wrongful acts" (as defined in the policy) of the directors, officers and employees. "Wrongful act" is generally defined to include any actual or alleged error, misstatement, misleading statement, act or omission or neglect or breach of duty by the directors, officers or employees individually or collectively in the discharge of their duties to Metro. However, the policy specifically excludes claims for an accounting of profits made from purchases and/or sales by directors or officers of Metro's securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934.

ITEM 15

Indemnification of Directors and Officers.

Metro's Articles of Incorporation provide that Metro may indemnify its directors and officers to the fullest extent permissible under the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”). Metro's Bylaws have specific provisions concerning indemnification of directors and officers. Several sections of the BCL address this indemnification issue. If the BCL is contrary in any manner to Metro's Bylaws and Articles of Incorporation, the BCL shall govern.

Sections 1741 and 1742 of the BCL provide that a business corporation may indemnify directors and officers against liabilities they incurred in these capacities if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation (a derivative action), the power of the corporation to indemnify extends only to expenses, not to judgments and amounts paid in settlement. The authority to indemnify in derivative actions generally does not exist if the person otherwise entitled to indemnification is adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the BCL requires the corporation to indemnify its directors and officers against expenses they incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL, a corporation may pay the expenses that a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation.

Article 20 of Metro's Amended and Restated Bylaws provides for indemnification of directors, officers and other agents of Metro and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the BCL. The Bylaws condition any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the BCL, by Metro's directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the BCL, as applicable.

Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in these capacities, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, Metro has also entered into employment agreements with certain principal officers which provide for indemnification in connection with the performance of their offices.

As permitted by Section 1721 of the BCL, Metro's Bylaws provide that its directors shall not be personally liable for monetary damages for any act or failure to act in their capacity as directors of Metro unless (i) they have breached or failed to perform the duties of their office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Also, as provided in the BCL, this Bylaw provision does not apply to the responsibility or liability of a director for the payment of taxes pursuant to local, state, or federal law, or to the responsibility or liability of a director pursuant to any criminal statute.

As authorized by Section 1747 of the BCL and Article 20, Metro maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Metro for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Metro.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

ITEM 16

Exhibits.

See Exhibit Index for a list of the exhibits required by Item 601 of Regulation S-K and filed as part of this registration statement.

ITEM 17

Undertakings.

The undersigned Registrant hereby undertakes as follows:

(a) to file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:
(i) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(ii) to include in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities

Exchange Act of 1934 the information required by paragraphs (a)(1)(i) and (a)(1)(ii) of Item 512 of Regulation S-K and that are incorporated by reference in this registration statement.
(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement as permitted by Rule 430A and contained in the form of prospectus to be filed by the registrant pursuant to Rule 424(b)(3)(1) or (4) or 497(h) under the Securities Act shall be deemed to be incorporated by reference into the registration statement at the time it was declared effective.

For the purposes of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harrisburg, Pennsylvania, on December 7, 2011.

METRO BANCORP, INC.
(Registrant)

_______________________________
By: Mark A. Zody
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each Director whose signature appears below constitutes and appoints Gary L. Nalbandian, Chairman, President and Chief Executive Officer and Mark A. Zody, Chief Financial Officer and Treasurer and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Gary L. Nalbandian	Chairman of the Board, President and Director (Principal Executive Officer)	December 7, 2011
Gary L. Nalbandian

/s/ Mark A. Zody	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 7, 2011
Mark A. Zody

/s/ James R. Adair	Director	December 7, 2011
James R. Adair

/s/ John J. Cardello	Director	December 7, 2011
John J. Cardello, CPA

/s/ Douglas S. Gelder	Director	December 7, 2011
Douglas S. Gelder

/s/ Alan R. Hassman	Director	December 7, 2011
Alan R. Hassman

/s/ Howell C. Mette	Director	December 7, 2011
Howell C. Mette

/s/ Michael A. Serluco	Director	December 7, 2011
Michael A. Serluco

/s/ Samir J. Srouji	Director	December 7, 2011
Samir J. Srouji, M.D.

EXHIBIT INDEX

Exhibit Number	Description
4.1
Description of the Metro Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended (incorporated by reference to the description contained in the prospectus filed with this registration statement).

4.2
Articles of Incorporation of Metro Bancorp, Inc. (incorporated by reference to Appendix A to the Company's Proxy Statement filed with the SEC on April 22, 2011 in connection with the Company's 2011 Annual Meeting of Shareholders).

4.3	Amended and Restated Bylaws of Metro Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to the Company's Current Report on Form 8-K, filed with the SEC on October 25, 2011).
5	Opinion of Mette, Evans & Woodside as to the legality of the securities being registered.
23.1	Consent of Mette, Evans & Woodside (included in Exhibit 5).
23.2	Consent of ParenteBeard LLC.
24	Powers of Attorney (included on the signature page of this registration statement).
99	Authorization Card for Dividend Reinvestment and Stock Purchase Plan.